NEWS RELEASE

Cliffs Natural Resources Inc. Announces Planned Retirement
of Donald J. Gallagher, Executive Vice President &
President, Global Commercial

CLEVELAND – Oct. 29, 2013 – Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today announced that Donald J. Gallagher, executive vice president & president, global commercial, will retire effective Dec. 31, 2013.

“Don is an outstanding and accomplished leader who has led the organization through some of the most challenging times in the industry and has been instrumental in Cliffs’ growth and profitability over many years,” said James Kirsch, chairman of the board. “We are sincerely grateful to Don for his dedication and commitment to Cliffs over the past 32 years – he personifies the resiliency of Cliffs. We are appreciative of Don’s ongoing assistance to make sure our customers’ interests are taken care during this transitional period. We wish him well during his retirement.”

Mr. Gallagher assumed his current position in January 2011, after having served as president of Cliffs’ North American business unit since 2007. He has commercial and logistics responsibility for all of Cliffs’ global businesses and has negotiated and executed numerous iron ore sales contracts and rail and vessel transportation agreements for the Company.

Mr. Gallagher has held key leadership positions throughout his years at Cliffs. He was instrumental in Cliffs’ transition from being primarily a North American mine management company to an international diversified mining and natural resources company. He provided leadership during some of the most difficult periods in the U.S. steel industry’s history when he was involved in negotiating agreements with the Company’s financially challenged partners and customers. He and his team strategically positioned Cliffs for the future by restructuring commercial arrangements that included equity positions in mines and long-term sales agreements.

Mr. Gallagher began his career at Cliffs in 1981 as an ore sales representative in the commercial department. In the 1980s, he led the effort to produce fluxed pellets by working with Cliffs’ customers, its operations and the Company’s R&D/technical team to develop the proper chemical and physical pellet properties. Today Cliffs produces over 15 million tons of fully fluxed or partially fluxed pellets annually.

Following successive promotions in the commercial and transportation areas including vice president of sales in 1998, Mr. Gallagher was named senior vice president, chief financial officer & treasurer in 2003. He was also selected to be chairman of Cliffs’ pension committee, a role he still holds today, and led a successful effort to secure a professional pension management firm to assist in lowering costs and improving returns for Cliffs’ pension and VEBA funds. Don also led the Company’s first SOX compliance effort.

Early in 2004, Mr. Gallagher led a convertible preferred equity offering to raise $100 million. The positive reception by the investment community prompted the Company to increase the offering to $150 million. Cliffs ultimately raised $172.5 million from this effort, providing it with the critical capital needed to shore up its operations and take advantage of opportunities to expand geographically.

In 2005, Mr. Gallagher led the team that successfully acquired an 80% majority position of Portman, an Australia iron ore mining company. During the joint venture ownership, he served on Portman’s Board of Directors and chaired the Treasury committee. This acquisition has been extremely accretive for the Company and, in 2007, Cliffs acquired the remaining interest in Portman.

As Cliffs continued to grow, the Company restructured into business units in 2006 and Mr. Gallagher was promoted to president, North American Iron Ore, Cliffs’ largest segment. He continued to serve as chief financial officer and treasurer while Cliffs embarked on an external search for those positions. Following Cliffs’ acquisition of underground metallurgical coal mines in West Virginia and Alabama in 2007, Mr. Gallagher assumed expanded oversight for the coal business. Don was named president, North American business unit and he and his team played key roles in improving safety, stabilizing assets and building a strong customer base for the coal operations.

A native of Cleveland, Ohio, Mr. Gallagher earned his bachelor’s degree in economics from Yale University and an MBA from Case Western Reserve University. Mr. Gallagher has served as chairman of the Cleveland Section of The American Institute of Mining, Metallurgical, and Petroleum Engineers (A.I.M.E.) and is currently a member of the Iron and Steel Society of the A.I.M.E., and the American Iron and Steel Institute. He serves on the board of directors for AMCOL Corporation and Fifth Third Bank’s Northeastern Ohio affiliate. He is also active in the local community, including serving on the board of the Boys and Girls Clubs of Cleveland since 1991.

About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs’ products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia. In addition, Cliffs has a major chromite project, in the feasibility stage of development, located in Ontario, Canada.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Follow Cliffs on Twitter at: http://twitter.com/CliffsNR.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:
Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316

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CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH
44114-2544